Certificate of Amendment
                                       of
                      Restated Certificate of Incorporation
                                       of
                    General American Investors Company, Inc.


         General American Investors Company, Inc. a Delaware corporation (the "Corporation") hereby certifies as follows:

         FIRST: The Board of Directors of the Corporation duly adopted a resolution amending the Corporation's Restated Certificate of Incorporation by amending the first paragraph of ARTICLE FOURTH in its entirety to read as follows:

                "The total authorized capital stock of the Corporation shall be 30,000,000 shares of Common Stock of the par value of one Dollar ($1) per share."

         SECOND: This Certificate of Amendment has been duly adopted by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, General American Investors Company, Inc. has caused this Certificate to be signed by William J. Gedale, its President, and attested by Dolores P. Sovern, its Secretary on the 19th day of March, 1992.


                                     GENERAL AMERICAN INVESTORS COMPANY, INC.


                                     By /s/ William J. Gedale
                                        -------------------------------------
                                            William J. Gedale
                                            President


Attested:


By: /s/ Dolores P. Sovern
    ------------------------
    Dolores P. Sovern
    Secretary